Exhibit 99.2

INDEPENDENT AUDITOR’S REPORT

To the Audit Committee of the Board of Directors

Virginia Heritage Bank

Tysons Corner, Virginia

Report on the Financial Statements

We have audited the accompanying financial statements of Virginia Heritage Bank which comprise the balance sheets as of December 31, 2012 and 2011, and the related statements of income, comprehensive income, changes in shareholder’s equity and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit as of and for the year ended December 31, 2012 in accordance with auditing standards generally accepted in the United States of America. We conducted our audit as of and for the year ended December 31, 2011 in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. These procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia Heritage Bank as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Winchester, Virginia

March 27, 2013

VIRGINIA HERITAGE BANK

Balance Sheets

(Dollars in thousands, except per share data)

	December 31,
	2012	2011
Assets

Cash and due from banks	$12,761	$10,430
Securities available for sale, at fair value	118,629	98,821
Loans, net of allowance for loan losses of $8,262 and $6,122, respectively	579,284	434,294
Loans held for sale	48,136	16,861
Premises and equipment, net	2,051	1,924
Accrued interest receivable	2,368	2,202
Federal Home Loan Bank stock, at cost	2,352	1,614
Federal Reserve Bank stock, at cost	1,751	1,749
Other real estate owned, net of valuation allowance of $81 and $122, respectively	479	820
Bank owned life insurance	5,178	3,762
Other assets	8,584	5,610

Total assets	$781,573	$578,087

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	$182,790	$57,336
NOW, money-market and savings deposits	85,160	63,701
Time deposits	392,188	370,676

Total deposits	660,138	491,713

Federal funds purchased	13,000	—
Federal Home Loan Bank advances	33,000	18,000
Securities sold under agreements to repurchase	1,600	1,750
Accrued expenses and other liabilities	4,518	4,148

Total liabilities	712,256	515,611

Stockholders’ equity:
Preferred stock, Series A, $4 par value, non-cumulative, $1,000 per share liquidation preference, 15,300 shares issued and outstanding	61	61
Common stock, $4 par value, 20,000,000 shares authorized, 4,333,209 shares issued and outstanding	17,333	17,333
Additional paid-in capital	41,038	40,962
Retained earnings	10,927	3,570
Accumulated other comprehensive (loss) income	(42)	550

Total stockholders’ equity	69,317	62,476

Total liabilities and stockholders’ equity	$781,573	$578,087

See Accompanying Notes to Financial Statements.

VIRGINIA HERITAGE BANK

Statements of Income

(Dollars in thousands, except per share data)

	Years Ended December 31,
	2012	2011
Interest income:
Interest and fees on loans	$28,223	$23,962
Investment securities	2,559	2,139
Interest on deposits in other banks	32	39
Total interest income	30,814	26,140

Interest expense:
Interest on deposits	5,765	6,329
Interest on federal funds purchased	5	1
Interest on Federal Home Loan Bank advances	374	561
Interest on securities sold under agreements to repurchase	3	4
Total interest expense	6,147	6,895

Net interest income	24,667	19,245

Provision for loan losses	3,410	2,037

Net interest income after provision for loan losses	21,257	17,208

Noninterest income:
Gain on sale of loans	11,028	5,264
Service charges on deposit accounts	72	76
Gain on sale of securities available for sale	1,759	706
Trading activity and fair value adjustments	—	14
Other income	1,782	1,081
Total noninterest income	14,641	7,141

Noninterest expenses:
Salaries and employee benefits	13,647	9,986
Occupancy and equipment expense	2,248	1,875
Closing cost promotions	2,161	662
Bank franchise tax	613	425
FDIC deposit insurance assessments	394	360
Litigation settlement expense	964	—
Other operating expenses	4,600	3,302
Total noninterest expenses	24,627	16,610

Income before income tax expense	11,271	7,739

Income tax expense	3,625	2,601

Net income	7,646	5,138
Dividend paid on preferred stock	289	77
Net income available to common stockholders	$7,357	$5,061

Income per common share:
Basic	$1.70	$1.17
Diluted	$1.68	$1.17

Weighted average common shares outstanding:
Basic	4,333,209	4,333,209
Diluted	4,371,355	4,337,566

See Accompanying Notes to Financial Statements.

VIRGINIA HERITAGE BANK

Statements of Comprehensive Income

For the Years Ended December 31, 2012 and 2011
(Dollars in thousands)

		Year Ended December 31, 2012
Net income		$7,646
Other comprehensive loss, net of tax
Unrealized gains on securities
Net change in unrealized gain on investment securities, net of tax of $292	569
Reclassification adjustment for gains recognized in income, net of tax of $(598)	(1,161)
Total other comprehensive loss		(592)
Total comprehensive income		$7,054

		Year Ended December 31, 2011

Net income		$5,138
Other comprehensive income, net of tax
Unrealized gains on securities
Net change in unrealized gain on investment securities, net of tax of $580	1,125
Reclassification adjustment for gains recognized in income, net of tax of $(240)	(466)
Total other comprehensive income		659
Total comprehensive income		$5,797

See Accompanying Notes to Financial Statements.

VIRGINIA HERITAGE BANK

Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2012 and 2011
(Dollars in thousands)

							Accumulated
					Additional	Retained	Other
	Preferred Stock		Common Stock		Paid-in	Earnings	Comprehensive
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income (Loss)	Total

Balance at December 31, 2010	—	$—	4,333,209	$17,333	$25,638	$(1,491)	$(109)	$41,371
Net income	—	—	—	—	—	5,138	—	5,138
Other comprehensive income	—	—	—	—	—	—	659	659
Stock compensation expense	—	—	—	—	85	—	—	85
Issuance of preferred stock - Series A	15,300	61	—	—	15,239	—	—	15,300
Dividends on preferred stock - Series A	—	—	—	—	—	(77)	—	(77)

Balance at December 31, 2011	15,300	$61	4,333,209	$17,333	$40,962	$3,570	$550	$62,476
Net income	—	—	—	—	—	7,646	—	7,646
Other comprehensive loss	—	—	—	—	—	—	(592)	(592)
Stock compensation expense	—	—	—	—	76	—	—	76
Dividends on preferred stock - Series A	—	—	—	—	—	(289)	—	(289)

Balance at December 31, 2012	15,300	$61	4,333,209	$17,333	$41,038	$10,927	$(42)	$69,317

See Accompanying Notes to Financial Statements.

VIRGINIA HERITAGE BANK

Statements of Cash Flows

(Dollars in thousands)

	Years Ended
	December 31,
	2012	2011
Cash flows from operating activities:
Net income	$7,646	$5,138
Reconciliation of net income to net cash (used in) provided by operating activities:
Provision for loan losses	3,410	2,037
Change in valuation for foreclosed assets	(41)	(63)
Deferred income tax	(412)	(664)
Depreciation	630	566
Amortization and accretion on securities available for sale, net	1,296	567
Gain on sale of securities available for sale	(1,759)	(706)
Gain on sale of trading securities	—	(14)
Purchases of trading securities	—	(37,913)
Proceeds from sale of trading securities	—	37,927
Loss on sale of other real estate owned	247	25
Loss on sale of premises and equipment	3	—
Cash surrender value on bank owned life insurance	(166)	(12)
Stock compensation expense	76	85
Proceeds from sales of loans held for sale	347,210	202,001
Loans originated for resale	(367,457)	(202,232)
Gain on sale of loans	(11,028)	(5,264)
Changes in assets and liabilities:
Increase in accrued interest receivable	(166)	(820)
(Increase) decrease in other assets	(4,053)	382
Increase in other liabilities	370	2,358
Net cash (used in) provided by operating activities	(24,194)	3,398

Cash flows from investing activities:
Net increase in loans	(148,560)	(74,280)
Proceeds from sale of other real estate owned	295	507
Purchases of premises and equipment	(765)	(1,411)
Net proceeds from sale of premises and equipment	5	—
Net decrease in interest bearing deposits in other banks	—	5,000
Purchases of securities available for sale	(256,557)	(158,033)
Proceeds from repayments of securities available for sale	15,197	7,596
Proceeds from maturities and calls of securities available for sale	11,750	16,900
Proceeds from sale of securities available for sale	211,164	76,195
Purchase of bank owned life insurance	(1,250)	(3,750)
(Purchase) redemption of FHLB stock	(738)	91
Purchase of FRB stock	(2)	(681)
Net cash (used in) investing activities	(169,461)	(131,866)

Cash flows from financing activities:
Net increase in demand, savings, interest-bearing checking and money market deposits	146,913	38,347
Net increase in time deposits	21,512	71,940
Net increase federal funds purchased	13,000	—
Net increase (decrease) in FHLB advances	15,000	(7,000)
Net decrease in securities sold under agreements to repurchase	(150)	(1,170)
Issuance of preferred stock	—	15,300
Dividends on preferred stock	(289)	(77)
Net cash provided by financing activities	195,986	117,340

Net (decrease) increase in cash and cash equivalents	2,331	(11,128)

Cash and cash equivalents at beginning of period	10,430	21,558

Cash and cash equivalents at end of period	$12,761	$10,430

Supplemental disclosure of cash flow information:
Cash payments for interest	$6,178	$6,955
Cash payments for income taxes	$4,846	$2,030

Supplemental disclosure of noncash investing activities:
Fair value adjustment on securities	$(898)	$1,000
Loans transferred to other real estate owned	$160	$400

See Accompanying Notes to Financial Statements.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Virginia Heritage Bank (the “Bank”) is a commercial bank chartered by the Commonwealth of Virginia. The Bank began operations on November 21, 2005. The Bank offers a variety of financial services to individual and corporate customers through its five full service banking branches located in Fairfax City, Fairfax, Prince William and Loudoun Counties, Virginia.

The Bank is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation (“FDIC”). It is subject to the regulations of the Federal Reserve System and the Bureau of Financial Institutions of the State Corporation Commission of Virginia. Consequently, it undergoes periodic examinations by these regulatory authorities.

The Jumpstart Our Business Startups Act (the “JOBS Act”) became effective in April 2012. The JOBS Act raised the threshold for requiring banks and bank holding companies to register with the Securities Exchange Commission to 2,000 shareholders of record and also increased the threshold under which banks and bank holding companies are permitted to deregister from the Securities Exchange Act of 1934 (the “Exchange Act”) from 300 to 1,200 shareholders of record.

On June 5, 2012, the Board of Directors approved the filing of Form 15 with the Board of Governors of the Federal Reserve System to terminate the registration of its common stock under Section 12(g) of the Exchange Act. The deregistration became effective 90 days following the filing of the Bank’s Form 15 on June 7, 2012.

The Bank expects to reduce its costs for legal, audit and other costs related to complying with the Exchange Act. The Bank remains committed to the highest quality of financial reporting and will leave in place its existing corporate governance structures, its internal and external audit processes, and its shareholder communication efforts. The Bank’s common stock also continues to trade on the Over-the-Counter Bulletin Board under the same symbol (VGBK).

Significant Accounting Policies

The following is a description of the significant accounting policies and practices followed by the Bank, which conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed assets, the valuation of deferred tax assets, the valuation of stock compensation benefits and the fair value of financial instruments.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash, balances due from banks and federal funds sold. Generally, federal funds purchased and sold mature within ninety days.

The Bank is required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash or noninterest-earning accounts, against its transaction deposit accounts. At December 31, 2012 and 2011, these required reserves were $11.5 million and $531,000, respectively.

Interest Bearing Deposits

Interest bearing deposits held in banks mature within one year and are carried at cost.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Securities

Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held to maturity securities are those which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses on available for sale securities are excluded from operations and reported in accumulated other comprehensive income (loss). Gains and losses on the sale of available for sale securities are recorded on the trade date and are determined using the specific identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

Management evaluates securities for other than temporary impairment on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (i) the Bank intends to sell the security or (ii) it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis. If, however, the Bank does not intend to sell the security and it is not more-than-likely that the Bank will be required to sell the security before recovery, management must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income.

For equity securities, impairment is considered to be other-than-temporary based on the Bank’s ability and intent to hold the investment until a recovery of fair value. Other-than-temporary impairment of an equity security results in a write-down that must be included in income.

Loans

Loans that management has the intent and the Bank has the ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

Loan origination fees are deferred and direct origination costs are capitalized. The net amount is amortized as an adjustment of the loan yield over the contractual life of the related loans.

The accrual of interest on all segments of loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans for each segment are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans Held for Sale

Loans held for sale, which are composed of residential first mortgage loans, are reported at the lower of cost or fair value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans held for sale are accrued when the loan is booked. Net unrealized losses, if any, are recognized through a market adjustment by charges to operations. The mortgage repurchase reserve is provisioned at a rate of five basis points of total mortgage loan originations for the period.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Allowance for Loan Losses

The Bank has a credit risk management strategy that includes a combination of exposure limits significantly below legal lending limits and comprehensive underwriting, documentation and collection standards. The strategy also emphasizes diversification on an industry and customer level, regular credit examinations and management reviews of large credit exposures. Even with this lending strategy, loan losses are inherent in our portfolio. The allowance for loan losses is established as losses are estimated through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the loan balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance. The Bank’s charge-off policy on all loan segments, with the exception of the sales finance portfolio, is to charge-off the appropriate principal balance to the allowance for loan losses when specific losses exist within the loan portfolio. Collection efforts will continue even though the value of the asset has been partially or fully reduced. A consumer loan from the sales finance portfolio is subject to repossession after fifty-five days. The automobile is sold at auction and the remaining balance is charged-off.

The allowance for loan losses is evaluated on a quarterly basis by management and is approved by the Audit Committee. The allowance is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

During these evaluations, particular characteristics associated with a segment of the loan portfolio are also considered. These characteristics are detailed below:

•             Commercial loans not secured by real estate carry risks associated with the successful operation of a business, and the repayments of these loans depend on the profitability and cash flows of the business. Additional risk relates to the value of the collateral where depreciation occurs and the valuation is less precise.

•             Loans secured by commercial real estate also carry risks associated with the success of the business and the ability to generate a positive cash flow sufficient to service debts. Real estate security diminishes risks only to the extent that a market exists for the subject collateral.

•             Consumer loans carry risks associated with the continued credit-worthiness of the borrower and the value of the collateral, such as automobiles which may depreciate more rapidly than other assets. In addition, these loans may be unsecured. Consumer loans are more likely than real estate loans to be immediately affected in an adverse manner by job loss, divorce, illness or personal bankruptcy. Consumer loans are further segmented into credit card lines and all other consumer loans.

•             Real estate secured construction loans carry risks that a project will not be completed as scheduled and budgeted and that the value of the collateral may, at any point, be less than the principal amount of the loan. Additional risks may occur if the general contractor, who may not be a loan customer, is unable to finish the project as planned due to financial pressures unrelated to the project.

•             Residential real estate loans carry risks associated with the continued credit-worthiness of the borrower and changes in the value of the collateral.

The allowance consists of specific and general components. The specific component relates to loans that are considered impaired. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller-balance

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify consumer loans for impairment evaluations.

For loans considered impaired, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of that loan. A specific allowance may not be necessary if the discounted cash flows or the underlying collateral value is deemed sufficient by management to cover any estimated exposures.

The general component of the allowance covers non-impaired loans and is estimated for inherent losses within the remaining portfolio. As part of the quarterly analysis, management stratifies the loan portfolio into several segments: commercial, commercial real estate, construction & development, home equity, and other consumer loans. Management applies the historical loss experience which is compiled using data from the previous four quarters. However, due to the Bank’s limited historical loss experience, management determines the average loss experience for comparable banks in the same market and applies this amount in its calculation of the general allowance. The historical loss experience for each segment is then weighted to adjust for outliers or other anomalies that may be present. Management then applies a series of qualitative factors to adjust the historical losses to arrive at a targeted reserve for the general component of the allowance for each loan segment. The qualitative factors can include a number of adjustments regarding the economic environment on a national basis as well as a regional or local basis. Additionally, the qualitative factors can include adjustments driven by changes in the Bank’s loan underwriting; sophistication of the loan review process; changes in personnel; or isolated stress in a particular loan or industry segment. The Bank will begin using its own historical loss experience when there is sufficient data available.

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank — put presumptively beyond reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Premises and Equipment

Leasehold improvements, furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the shorter of the estimated useful life of each type of asset or remaining lease term.

Foreclosed Properties

Assets acquired through, or in lieu of, loan foreclosure are held for sale. They are initially recorded at the assets’ fair market value at the date of foreclosure, less estimated selling costs thus establishing a new cost basis. Subsequent to foreclosure, valuations of the assets are periodically performed by management. Adjustments are made to the lower of the carrying amount or fair market value of the assets less selling costs. Revenue and expenses from operations and valuation changes are included in net expenses from foreclosed assets. At December 31, 2012 and 2011, the Bank had foreclosed assets in the amount of $479,000 and $820,000, respectively.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Bank Owned Life Insurance

The Bank has purchased life insurance policies on certain key employees. Bank owned life insurance is recorded at its cash surrender value. The Bank is the sole beneficiary of the insurance contracts.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carry forwards, and tax credit carry forwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above would be reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statements of income.

Advertising and Marketing Costs

The Bank follows the policy of charging the production costs of advertising and marketing to expense as incurred. For the years ended December 31, 2012 and 2011, total advertising and marketing costs were $298,000 and $269,000, respectively.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Net Income Per Common Share

Net income per common share is computed based on the weighted-average number of shares of common stock outstanding during the year. Average stock options of 338,433 as of December 31, 2012 and 303,721 as of December 31, 2011 were excluded from the calculation of net income per common share because their effect was anti-dilutive.

Stock Compensation Plan

Stock compensation accounting guidance requires the measurement and recognition of compensation for all stock-based awards made to employees and directors, including stock options, based on estimated fair values. The Bank recognizes stock-based compensation in salaries and employee benefits in the statements of income on a straight-line basis over the vesting period.

The Bank uses the Black-Scholes option pricing model in order to value stock-based awards. The determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by the Bank’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the expected life of the award, our estimated stock price volatility over the term of the award, dividend yield and actual and projected exercise behaviors. Although the fair value of stock-based

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

awards is determined in accordance with accounting guidance, the assumptions used in calculating fair value of stock-based awards and the Black-Scholes option pricing model are highly subjective, and other reasonable assumptions could provide differing results. As a result, if factors change and the Bank uses different assumptions, stock-based compensation expense could be materially different in the future.

Off-Balance Sheet Instruments

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, standby letters of credit, undisbursed construction loans and unused lines of credit. Such financial instruments are recorded in the financial statements when they are funded.

Fair Values of Financial Instruments

Fair value of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 16. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to the current year presentation.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Recent Pronouncements

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860) — Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU were effective for fiscal years beginning on or after December 15, 2011. The guidance was applied prospectively to transactions or modifications of existing transactions that occurred on or after the effective date. The adoption of the new guidance did not have a material impact on the Bank’s financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board (IASB) to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and International Financial Reporting Standards (IFRS). The amendments were effective for fiscal years beginning after December 15, 2011 with prospective application. The adoption of the new guidance did not have a material impact on the Bank’s financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220) — Presentation of Comprehensive Income.” The new guidance amends disclosure requirements for the presentation of comprehensive income. The amended guidance eliminates the option to present components of other comprehensive income (“OCI”) as part of the statement of changes in stockholders’ equity. All changes in OCI must be presented either in a single continuous statement of comprehensive income or in two separate but consecutive financial statements. The guidance does not change the items that must be reported in OCI. The Bank adopted this guidance effective 2012, and has elected to present two separate but consecutive financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210) — Disclosures about Offsetting Assets and Liabilities.” This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Bank does not expect the adoption of ASU 2011-11 to have a material impact on its financial statements.

In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The amendments in this ASU clarify the scope for derivatives accounted for in accordance with Topic 815, “Derivatives and Hedging”, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and securities lending transactions that are either offset or subject to netting arrangements. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013. The Bank does not expect the adoption of ASU 2013-01 to have a material impact on its financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this ASU require an entity to present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income. In addition, the amendments require a cross-reference to other disclosures currently required for other reclassification items to be reclassified directly to net income in their entirety in the same reporting period. Companies should apply these amendments for fiscal years beginning on or after December 15, 2012. The Bank is currently assessing the impact that ASU 2013-02 will have on its financial statements.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 2. Securities

The carrying amount of securities available for sale and their approximate fair values are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2012:
U.S. Treasury notes	$43,065	$18	$—	$43,083
U.S. Government agency securities	23,528	86	(73)	23,541
Municipal securities	32,632	256	(300)	32,588
Corporate securities	8,563	18	(103)	8,478
Mortgage-backed securities	10,604	83	(49)	10,638
SBA Loan Pool Certificate RMOF	301	—	—	301
Total	$118,693	$461	$(525)	$118,629

At December 31, 2011:
U.S. Government agency securities	$20,637	$112	$(23)	$20,726
Municipal securities	13,678	401	(3)	14,076
Corporate securities	6,243	—	(177)	6,066
Mortgage-backed securities	56,997	643	(115)	57,525
SBA Loan Pool Certificate RMOF	431	—	(3)	428
Total	$97,986	$1,156	$(321)	$98,821

The scheduled maturities of securities available for sale at December 31, 2012 are as follows (in thousands):

	Amortized Cost	Fair Value
Due from one to five years	$46,833	$46,783
Due from five to ten years	13,600	13,573
Due over 10 years	47,656	47,635
Mortgage-backed securities	10,604	10,638
Total	$118,693	$118,629

Actual principal repayments could differ from scheduled maturities due to callable options held by the issuer. Management expects a portion of the securities will be called or paid down by the issuer prior to their stated maturities.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

During the years ended December 31, 2012 and 2011, the Bank sold $211.2 million and $76.2 million, respectively in securities available for sale. The Bank recognized gross gains of $2.2 million and gross losses of $400,000 for the year ended December 31, 2012. For the year ended December 31, 2011, the Bank recognized gross gains of $720,000 and gross losses of $14,000.

At December 31, 2012, securities with a carrying value of approximately $45.6 million were pledged as collateral for the U.S. Bankruptcy Trustee deposit accounts and customer repurchase agreements. The Bank was required to pledge collateral for the U.S. Bankruptcy Trustee deposit accounts due to the expiration of the Transaction Account Guarantee Program on December 31, 2012. At December 31, 2011, securities with a carrying value of approximately $7.2 million were pledged as collateral for customer repurchase agreements and public funds.

Securities in an unrealized loss position at December 31, 2012 and 2011, by duration of the unrealized loss, are shown below (in thousands). The unrealized loss positions were directly related to interest rate movements as there is minimal credit risk exposure in these investments. All securities are investment grade or better and all losses are considered temporary. Management intends to hold these securities until recovery of value and it is more likely than not that the Bank will not be required to sell these securities before a recovery of unrealized losses. At December 31, 2012 and 2011, the Bank had 33 and 20 securities, respectively, in an unrealized loss position.

	2012
	Less than 12 Months		12 Months or More
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Obligations of U.S.
U.S. Government agency securities	$10,832	$(73)	$—	$—
Municipal securities	16,879	(300)	—	—
Corporate securities	4,331	(49)	1,446	(54)
Mortgage-backed securities	5,173	(49)	—	—
Total temporarily impaired securities	$37,215	$(471)	$1,446	$(54)

	2011
	Less than 12 Months		12 Months or More
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
Obligations of U.S.
U.S. Government agency securities	$6,864	$(22)	$371	$(1)
Municipal securities	1,987	(3)	—	—
Corporate securities	4,787	(152)	1,016	(25)
Mortgage-backed securities	15,698	(115)	—	—
SBA Loan Pool Certificate RMOF	428	(3)	—	—
Total temporarily impaired securities	$29,764	$(295)	$1,387	$(26)

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 3.            Loans

The components of loans by segment are as follows (in thousands):

	December 31,
	2012	2011
Commercial loans	$38,856	$33,822
Commercial real estate loans	288,919	216,961
Construction and development loans	91,598	68,471
Residential real estate loans	63,966	54,225
Consumer and other loans	104,590	67,220
Total loans	587,929	440,699

Less:
Allowance for loan losses	(8,262)	(6,122)
Deferred loan fees, net of origination costs	(383)	(283)
Loans, net	$579,284	$434,294

At December 31, 2012 and 2011, overdraft demand deposits reclassified to loans totaled $182,000 and $27,000, respectively.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 4. Allowance for Loan Losses

The allocation of the allowance for loan losses by segments at December 31, 2012 and 2011 are as follows (in thousands):

	December 31, 2012
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Unallocated	Total
Beginning balance	$919	$3,277	$1,021	$481	$421	$3	$6,122
Provision for loan losses	885	1,544	452	(71)	600	—	3,410
Charge-offs	(993)	—	(171)	(1)	(194)	—	(1,359)
Recoveries	—	—	—	—	89	—	89
Ending balance	$811	$4,821	$1,302	$409	$916	$3	$8,262

Ending balance:
Individually evaluated for impairment	—	161	—	266	—	—	427
Collectively evaluated for impairment	811	4,660	1,302	143	916	3	7,835

Financing Receivables:
Ending balance:	$38,856	$288,919	$91,598	$63,966	$104,590	$—	$587,929
Individually evaluated for impairment	53	3,645	250	535	—	—	4,483
Collectively evaluated for impairment	38,803	285,274	91,348	63,431	104,590	—	583,446

	December 31, 2011
		Commercial	Construction and	Residential
	Commercial	Real Estate	Land Development	Real Estate	Consumer	Unallocated	Total
Beginning balance	$518	$2,305	$984	$578	$421	$—	$4,806
Provision for loan losses	430	1,083	37	376	108	3	2,037
Charge-offs	(50)	(111)	—	(473)	(162)	—	(796)
Recoveries	21	—	—	—	54	—	75
Ending balance	$919	$3,277	$1,021	$481	$421	$3	$6,122

Ending balance:
Individually evaluated for impairment	565	89	121	176	—	—	951
Collectively evaluated for impairment	354	3,188	900	305	421	3	5,171

Financing Receivables:
Ending balance:	$33,822	$216,961	$68,471	$54,225	$67,220	$—	$440,699
Individually evaluated for impairment	860	539	315	908	—	—	2,622
Collectively evaluated for impairment	32,962	216,422	68,156	53,317	67,220	—	438,077

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The following is a summary of information pertaining to impaired loans by class at December 31, 2012 and 2011 (in thousands):

	December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial	$53	$53	$—	$57	$4
Commercial Real Estate
Owner occupied	1,283	1,283	—	1,286	9
Non-owner occupied	1,595	1,595	—	1,600	86
Construction
Other	250	250	—	250	11

With an allowance recorded:
Commercial Real Estate
Non-owner occupied	767	767	161	769	20
Residential
Equity lines	535	535	266	536	25

Total	$4,483	$4,483	427	$4,498	$155

	December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Residential
Single family	$83	$83	$—	$83	$1
Equity lines	65	65	—	65	5

With an allowance recorded:
Commercial	860	860	565	906	53
Commercial Real Estate
Non-owner occupied	539	539	89	545	31
Construction
Other	315	315	121	315	9
Residential
Single family	462	462	96	468	30
Equity lines	298	298	80	300	11

Total	$2,622	$2,622	$951	$2,682	$140

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The following is a summary of the Bank’s credit quality information by class at December 31, 2012 and 2011 (in thousands). The Bank does not risk weight the consumer loan portfolio. These loans are categorized by loans that are performing in accordance with their contractual terms versus those that are not.

	December 31, 2012
INTERNAL RISK RATING GRADES	All Pass Categories	Special Mention	Substandard	Doubtful	Loss

Commercial	$34,387	$—	$4,416	$53	$—
Commercial Real Estate
Owner occupied	109,893	2,100	1,283	—	—
Non-owner occupied	171,147	2,134	1,595	767	—
Construction
Residential	42,331	—	3,662	—	—
Other	45,605	—	—	—	—
Residential
Single family	32,279	424	250	—	—
Equity lines	9,369	—	205	535	—
Multifamily	20,904	—	—	—	—

Totals	$465,915	$4,658	$11,411	$1,355	$—

		Performing	Nonperforming
Consumer Credit Exposure - By Payment Activity
Credit cards/Overdraft lines of credit		$54	$—
Consumer and other loans		104,536	—

	December 31, 2011
INTERNAL RISK RATING GRADES	All Pass Categories	Special Mention	Substandard	Doubtful	Loss

Commercial	$25,362	$—	$8,460	$—	$—
Commercial Real Estate
Owner occupied	73,739	—	1,658	—	—
Non-owner occupied	137,279	2,171	1,575	539	30
Construction
Residential	35,194	1,819	2,829	—	—
Other	28,314	—	315	—	—
Residential
Single family	31,540	1,210	409	83	—
Equity lines	10,182	—	538	—	—
Multifamily	10,263	—	—	—	—

Totals	$351,873	$5,200	$15,784	$622	$30

		Performing	Nonperforming
Consumer Credit Exposure - By Payment Activity
Credit cards/Overdraft lines of credit		$57	$—
Consumer and other loans		67,153	—

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The Bank assesses credit quality based on internal risk ratings of loans. Pass categories consist of Superior, Good, Average and Pass. Internal risk ratings are as follows:

Superior: Borrowers are generally major corporations, persons or business entities with virtually no credit risk due to the borrower’s unquestioned financial strength, superior liquidity and asset quality, strong income, substantial net worth, and outstanding debt service coverage or loans fully secured by liquid collateral.

Good: Borrowers are well established entities with a proven track record, or individuals with substantial financial capacity. Borrowers will have excellent liquidity and strong debt service coverage, excellent balance sheet with minimal leverage, financial performance above industry peers, sophisticated management, systems and reporting, and access to capital markets, private placement financing or bank financing with very favorable terms. Borrowers pose a minor credit risk.

Average: Borrowers generally exhibit acceptable business credit and some negative operating trends, little excess liquidity and modest debt service coverage, moderately high balance sheet leverage, financial ratios slightly below industry peers, and management, systems, and reporting is generally good. Borrowers pose average credit risk.

Pass: Loan conditions require more frequent monitoring due to lack of stability in the secondary repayment source. Weaknesses in earnings or in the balance sheet are considered temporary. Any unfavorable factors are mitigated by structuring, collateral or administrative controls.

Special Mention: Borrowers currently posing a higher than normal risk that deserve management’s close attention. Potential weaknesses may result in deterioration of the repayment ability of the borrower. Credits may exhibit one or a combination of the following characteristics: some degree of difficulty in servicing the debt, increased leverage, marginal profitability or interim losses indicative of a possible transition in financial condition, inadequate liquidity and declining operating trends, management weaknesses, or weak financial reporting.

Substandard: Relationships with unacceptable business credit, normal repayment in jeopardy, and necessitating a workout situation. Well defined weaknesses include: serious negative operating trends, insufficient debt service coverage, guarantors with limited resources, highly leveraged balance sheet, collateral shortfalls, management issues, and alternative financing is not evident.

Doubtful: Relationships display many of the same weaknesses of a substandard credit; however, the risk factors are more dominant. Full repayment is highly questionable and improbable, debt service coverage is insufficient, the balance sheet may be insolvent, the company may be in liquidation, and management is weak and uncooperative. Partial loss of principal is likely.

Loss: The assets have been determined to be uncollectible and of such little value that the continuance as a bankable asset is not warranted. Asset is to be charged off in the month the loss rating is assigned.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The following is a summary of past due and nonaccrual loans by category at December 31, 2012 and 2011 (in thousands):

	December 31, 2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing	Nonaccrual Loans

Commercial	$—	$32	$—	$32	$38,824	$38,856	$—	$53
Commercial Real Estate
Owner occupied	—	—	—	—	113,276	113,276	—	—
Non-owner occupied	671	—	539	1,210	174,433	175,643	—	767
Construction
Residential	250	—	—	250	45,743	45,993	—	—
Other	—	—	—	—	45,605	45,605	—	—
Residential
Single family	752	236	—	988	31,965	32,953	—	—
Equity lines	—	—	—	—	10,109	10,109	—	535
Multifamily	—	—	—	—	20,904	20,904	—	—
Consumer
Credit cards	—	—	—	—	54	54	—	—
Other consumer	322	95	—	417	104,119	104,536	—	—
Total	$1 ,995	$363	$539	$2 ,897	$585 ,032	$587,929	$—	$1,355

	December 31, 2011
			90 Days or				90 Days Past
	30-59 Days	60-89 Days	More Past				Due and Still	Nonaccrual
	Past Due	Past Due	Due	Total Past Due	Current	Total Loans	Accruing	Loans

Commercial	$175	$30	$—	$205	$33,617	$33,822	$—	$—
Commercial Real Estate
Owner occupied	—	—	—	—	75,397	75,397	—	—
Non-owner occupied	—	—	539	539	141,025	141,564	—	539
Construction
Residential	—	—	—	—	39,842	39,842	—	—
Other	—	—	315	315	28,314	28,629	—	315
Residential
Single family	—	—	83	83	33,159	33,242	—	83
Equity lines	—	—	—	—	10,720	10,720	—	—
Multifamily	—	—	—	—	10,263	10,263	—	—
Consumer
Credit cards	—	—	—	—	57	57	—	—
Other consumer	285	54	4	343	66,820	67,163	4	—
Total	$460	$84	$941	$1,485	$439,214	$440,699	$4	$937

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The following is an analysis by class of troubled debt restructurings which were modified during the year ended December 31, 2012 and 2011 (in thousands):

	December 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings

Commercial Real Estate
Owner occupied	1	$1,290	$1,283
Non-owner occupied	1	228	228
Construction
Other	1	250	250
Residential
Single family	1	299	299
Total	4	$2,067	$2,060

	December 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Troubled Debt Restructurings
Commercial	2	$817	$600
Commercial Real Estate
Non-owner occupied	1	1,605	1,605
Residential
Single family	1	235	222
Total	4	$2,657	$2,427

During the year ended December 31, 2012, there were no troubled debt restructurings that subsequently defaulted. Total troubled debt restructurings at December 31, 2012 totaled $3.7 million. At December 31, 2011, there was one troubled debt restructuring that subsequently defaulted. It was a residential real estate loan with a recorded investment of $168,000. Total troubled debt restructurings at December 31, 2011 totaled $2.4 million.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 5.         Premises and Equipment

A summary of premises and equipment is as follows (in thousands):

	December 31,
	2012	2011

Furniture, fixtures and equipment	$2,993	$2,673
Leasehold improvements	2,008	1,680
Total	5,001	4,353
Less accumulated depreciation and amortization	(2,950)	(2,429)
Premises and equipment, net	$2,051	$1,924

For the years ended December 31, 2012 and 2011, depreciation expense was $630,000 and $566,000, respectively.

The Bank leases all of its offices under operating leases. These leases have terms ranging from three months to ten years. Rent expense for the year ended December 31, 2012 and 2011 was approximately $1.1 million and $841,000, respectively. At December 31, 2012, future minimum rental commitments under these non-cancelable leases are approximately as follows (in thousands):

Years Ending December 31,	Amount

2013	$1,162
2014	1,202
2015	1,231
2016	1,178
2017	876
Thereafter	3,698
$9,347

Note 6. Deposits

The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $240.1 million and $228.8 million at December 31, 2012 and 2011, respectively. At December 31, 2012, the scheduled maturities of time deposits are as follows (in thousands):

2013	$151,480
2014	169,057
2015	27,288
2016	16,579
2017	27,784
$392,188

Brokered deposits totaled $95.0 million and $70.9 million at December 31, 2012 and 2011, respectively.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 7.         Other Borrowings

The Bank has unsecured lines of credit with correspondent banks totaling $25.0 million available for overnight borrowing. At December 31, 2012, the balance outstanding on these lines was $13.0 million. At December 31, 2011, the Bank did not utilize these lines.

The Bank established a Borrower-In-Custody (BIC) arrangement with the Federal Reserve Bank of Richmond. The BIC program allows the Bank to pledge assets as collateral to secure advances from the discount window. The Bank pledged automobile loans as of December 31, 2012 and 2011 with a collateral value of approximately $73.2 million and $50.0 million, respectively. At December 31, 2012 and 2011, the Bank did not utilize this line.

Additional credit facilities are available to the Bank through its membership in the Federal Home Loan Bank of Atlanta. Based upon the Bank’s credit standing and available collateral, which consists of certain investment securities and real estate secured loans, the Bank may borrow up to 20% of its total assets on a short term or long term basis subject to available collateral. The Bank has pledged real estate secured loans with a collateral value of approximately $71.6 million at December 31, 2012. Federal Home Loan Bank advances as of December 31, 2012 and December 31, 2011 are summarized as follows (in thousands):

December 31, 2012
Amount	Interest Rate	Maturity

5,000	1.90%	April 1, 2013
10,000	0.28%	April 15, 2013
3,000	3.84%	September 12, 2013
10,000	0.32%	December 24, 2013
5,000	2.27%	May 9, 2018
$33,000

December 31, 2011
Amount	Interest Rate	Maturity
5,000	0.14%	January 23, 2012
5,000	1.90%	April 1, 2013
5,000	4.10%	September 3, 2013
3,000	3.84%	September 12, 2013
$18,000

The Bank enters into repurchase agreements with customers that sweep funds from deposit accounts into investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require the Bank to pledge securities as collateral for these borrowings. At December 31, 2012 and 2011, the outstanding balance of such borrowings totaled $1.6 million and $1.8 million, respectively. At December 31, 2012, the Bank pledged securities with a carrying value of approximately $1.4 million as collateral for these agreements. The borrowings were under pledged approximately $200,000 due to timing differences. Subsequently, additional collateral was pledged to cover the outstanding balance at December 31, 2012.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 8.         Off-Balance Sheet Financial Instruments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in these financial instruments. The Bank uses the same credit policies for all off-balance sheet financial instruments as it does for on-balance-sheet instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments.

Commitments to extend credit, including lines of credit, are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank generally holds collateral supporting these commitments.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support third-party borrowing arrangements and generally have expiration dates within one year of issuance. A summary of the amounts of the Bank’s financial instruments with off-balance-sheet risk are as follows (in thousands):

	December 31,
	2012	2011

Undisbursed lines of credit and construction loans	$93,437	$65,905

Commitments to extend credit	$213,629	$114,474

Commercial and standby letters of credit	$8,054	$8,142

The Bank maintains its cash accounts in several correspondent banks. The Bank did not exceed the amount of cash on deposit in those banks above the federally insured limits as of December 31, 2012 and 2011. The Federal Home Loan Bank balances of $118,000 and $53,000 at December 31, 2012 and 2011, respectively, are not federally insured. This credit risk is evaluated and monitored by the Bank through financial analysis of each institution.

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 9.         Income Taxes

The Bank files income tax returns in the U.S. federal jurisdiction. With few exceptions, the Bank is no longer subject to U.S. federal income tax examinations by tax authorities for years prior to 2009.

The components of income tax expense are as follows (in thousands):

	Years Ended December 31,
	2012	2011

Current	$4,037	$3,265
Deferred	(412)	(664)
Income tax	$3,625	$2,601

A reconciliation of income tax expense computed at the statutory federal income tax rate included in the statement of income is as follows (in thousands):

	Years Ended December 31,
	2012	2011

Tax at statutory federal rate	$3,832	$2,631
Employee benefit expense	17	24
Tax-exempt interest income	(225)	(64)
Other	1	10
Income tax	$3,625	$2,601

The significant components of net deferred tax assets and liabilities are summarized as follows (in thousands):

	Years Ended December 31,
	2012	2011
Deferred tax assets
Pre-opening expenses	$136	$153
Non-qualified stock option expense	95	84
Allowance for loan losses	2,667	1,900
Unrealized loss on securities AFS	22	—
Promotional expense for home equity loans	46	342
Other real estate owned	30	46
Net deferred fees	130	96
Mortgage repurchase reserve	131	71
Deferred tax assets	3,257	2,692
Deferred tax liabilities
Accumulated depreciation	391	288
Discount accretion	31	3
Unrealized gain on securities AFS	—	283
Deferred tax liabilities	422	574
Net deferred tax assets	$2,835	$2,118

VIRGINIA HERITAGE BANK

Notes to Financial Statements

At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 10.   Stock Compensation Plan

The Bank’s shareholders approved the 2010 Incentive Plan (the “Incentive Plan”) on May 20, 2010, to replace the Stock Option Plan, previously approved on June 15, 2006 for 250,000 shares of common stock. The Bank’s Incentive Plan reserves an additional 250,000 shares of common stock and may grant up to 25,000 options to each of its directors, officers and key employees of the Bank in any calendar year. Both incentive stock options and non-qualified stock options may be granted under the Plan. The exercise price of each option equals the market price of the Bank’s stock on the date of grant and an option’s maximum term is ten years.

The Stock Option Plan also provided for stock options to be granted to seed investors as a reward for the contribution of organizational funds which were at risk if the Bank’s organization had not been successful. The stock options granted to seed investors were fully vested upon date of grant. All shares granted in 2006 related to seed investors. A summary of stock option transactions and options outstanding for both plans as of and for December 31, 2012 are as follows:

		Weighted	Weighted
		Average	Average	Intrinsic
		Exercise	Contractual	Value
	Shares	Price	Term	(in thousands)

Outstanding at December 31, 2011	308,078	$9.60
Granted	68,500	9.64
Exercised	—	—
Forfeited	—	—
Outstanding at December 31, 2012	376,578	$9.64	6.07 years	$1,153

Options exercisable at end of year	251,703	$9.80	6.14 years	$728

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Year Ended December 31, 2012

Weighted-average risk-free interest rate	0.84%
Dividend yield	0.00%
Estimated stock price volatility	17.50%
Expected life	5 years
Per share weighted-average grant-date fair value of options issued during the period	$1.66

The Bank recognized compensation expense of $76,000 and $85,000 in 2012 and 2011, respectively relating to employee and director stock options. The unrecognized compensation expense remaining at December 31, 2012 is $166,000, which will be recognized over an average remaining period of approximately 3.5 years.

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 11. Related Party Transactions

In the ordinary course of business, the Bank has granted loans to its principal officers and directors and their affiliates. These related-party transactions are summarized as follows (in thousands):

	Years Ended December 31,
	2012	2011
Loan balances at the beginning of the period	$3,314	$3,348
New loans or advances	465	455
Principal repayments	(586)	(489)
Loan balances at the end of the period	$3,193	$3,314

Deposits of principal officers and directors and their affiliates totaled $3.7 million and $3.6 million as of December 31, 2012 and 2011, respectively.

Note 12. Retirement Plan

The Bank established a 401(k) retirement plan (the “Plan”) to which eligible employees may contribute a percentage of their salaries. Currently, the Bank makes matching contributions to the Plan each payroll period at an amount equal to 100% of the first 3% and 50% of the next 2% contributed by the employees not exceeding maximum allowances. The Bank recognized compensation expense related to the Plan of $323,000 and $252,000 for the years ended December 31, 2012 and 2011, respectively.

Note 13. Dividends

We may pay cash dividends out of legally available funds as and when determined by our Board of Directors after consideration of our earnings, general economic conditions, our financial condition and other factors as may be appropriate in determining dividend policy. To date, we have not paid any cash dividends on common stock. At present, we intend to retain current and future earnings to support our long-term growth. Holders of our common stock are entitled to receive and share equally in any dividends declared by our Board of Directors. The Bank is required to pay dividends on the preferred stock issued under the Small Business Lending Fund program. See Note 18.

Note 14. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percents (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2012 and 2011, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2012, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percents as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the following table (in thousands):

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

					Minimum
					To Be Well
					Capitalized Under
			Minimum		Prompt Corrective
	Actual		Capital Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012:
Total Capital (to Risk Weighted Assets)	$77,383	12.06%	$51,332	8.00%	$64,165	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$69,359	10.81%	$25,666	4.00%	$38,499	6.00%
Tier 1 Capital (to Average Assets)	$69,359	9.28%	$29,911	4.00%	$37,388	5.00%
As of December 31, 2011:
Total Capital (to Risk Weighted Assets)	$67,663	13.90%	$38,948	8.00%	$48,686	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$61,926	12.72%	$19,474	4.00%	$29,211	6.00%
Tier 1 Capital (to Average Assets)	$61,926	10.87%	$22,779	4.00%	$28,474	5.00%

Note 15. Legal Contingencies

The prior year’s financial statements (for the year ended December 31, 2011) included a legal contingency disclosure regarding a claim brought against the Bank by a Bankruptcy Trustee in the United States Bankruptcy Court for the Eastern District of Virginia. The Trustee was seeking to require the Bank to return $4.7 million of loans that had been fully repaid by the Borrower in 2008. The loans had been collateralized by life insurance policies which the Bank had later learned were fraudulent. The Trustee claimed that these fraudulent loans were part of a massive fraudulent scheme by the Borrower involving numerous other banks. The Trustee claimed the Bank was required to return the repaid loan proceeds to the Bankruptcy Estate to be shared among all the bank victims. The Bank vigorously defended against the Trustee’s claim, and as a result, the Trustee was ultimately willing to settle the $4.7 million claim for $1.0 million ($36,000 of which was paid by the Bank’s insurance carrier). The Settlement Agreement reiterated that the Bank did not agree that it had any responsibility to return any funds to the Trustee, but that it was settling the matter to avoid the vagaries and risks of litigation. The expense of this settlement is included in noninterest expense on the Statements of Income and occurred in the fourth quarter of 2012.

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 16. Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Accounting standards exclude certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of our Bank.

The accounting standards clarify that fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

Additional guidance was issued to clarify the application of fair value measurements in a market that is not active and to provide key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.

Accounting standards specify a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:

•                  Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•                  Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•                  Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Securities available for sale:

Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The following table presents the balances of assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011 (in thousands). There have been no changes in the methodologies used at December 31, 2012 and 2011.

		Fair Value Measurements at December 31, 2012 Using
		(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	December 31, 2012	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury notes	$43,083	$43,083	$—	$—
U.S. Government agency securities	23,541	—	23,541	—
Municipal securities	32,588	—	32,588	—
Corporate securities	8,478	—	8,478	—
Mortgage-backed securities	10,638	—	10,638	—
SBA Loan Pool Certificate RMOF	301	—	301	—

		Fair Value Measurements at December 31, 2011 Using
		(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Government agency securities	$20,726	$—	$20,726	$—
Municipal securities	14,076	—	14,076	—
Corporate securities	6,066	—	6,066	—
Mortgage-backed securities	57,525	—	57,525	—
SBA Loan Pool Certificate RMOF	428	—	428	—

Certain assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements.

Loans Held for Sale:

Loans held for sale are carried at the lower of cost or market value on an individual loan basis. These loans currently consist of one-to-four family residential loans originated for sale in the secondary market. Fair value is based on the price secondary markets are currently offering for similar loans using observable market data which is not materially different than cost due to the short duration between origination and sale (Level 2). As such, the Bank records any fair value adjustments on a nonrecurring basis. No nonrecurring fair value adjustments were recorded on loans held for sale during the years ended December 31, 2012 and 2011. Gains and losses on sale of loans are recorded on the Statements of Income.

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Impaired Loans:

Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets, including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed external appraiser using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over a year old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’s financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivable collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Statements of Income.

Other Real Estate Owned:

Other real estate owned (“OREO”) is measured at fair value using a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside the Bank using observable market data (Level 2). However, if an appraisal of the real estate property is over a year old, then the fair value is considered to be Level 3.

The following table summarizes our assets that were measured at fair value on a nonrecurring basis as of December 31, 2012 and 2011 (in thousands).

		Fair Value Measurements at December 31, 2012 Using
		(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	December 31, 2012	(Level 1)	(Level 2)	(Level 3)
Assets:
Loans Held for Sale	$48,136	$—	$48,136	$—
Impaired Loans	875	—	104	771
Other Real Estate Owned	479	—	—	479

		Fair Value Measurements at December 31, 2011 Using
		(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Balance as of	Assets	Inputs	Inputs
Description	December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Assets:
Loans Held for Sale	$16,861	$—	$16,861	$—
Impaired Loans	1,523	—	1,095	428
Other Real Estate Owned	820	—	360	460

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

The following table displays quantitative information about Level 3 Fair Value Measurements for December 31, 2012 (in thousands):

	Quantitative information about Level 3 Fair Value Measurements at December 31, 2012
	(in thousands)
Assets	Fair Value	Valuation Technique(s)	Unobservable input	Range
Impaired loans	$615	Discounted appraised value	Selling cost	5% - 10%
	156	Discounted tax assessed value	Selling cost	5% - 10%
Other real estate owned	479	Discounted appraised value	Selling cost	5% - 10%

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Bank. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair values.

Interest Bearing Deposits in Banks. The carrying amounts of interest bearing deposits maturing within ninety days approximate their fair values.

Available for sale securities. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or third party pricing models.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate loans are estimated using discounted cash flow analyses, applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. See above for valuation of impaired loans.

Loans Held for Sale. The fair value of loans held for sale is based on outstanding commitments from investors.

Federal Home Loan Bank Stock and Federal Reserve Bank Stock. Fair value of the Bank’s investment in Federal Home Loan Bank stock and Federal Reserve Bank stock is based on its redemption value.

Bank Owned Life Insurance. Bank owned life insurance represents insurance policies on certain key employees. The cash value of the policies is estimated using information provided by the insurance carrier. These policies are carried at their cash value, which approximate their fair values.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances. Fair values are estimated using discounted cash flow analysis based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Other Borrowings. The carrying amounts of borrowings under retail customer repurchase agreements and federal funds purchased approximate fair value.

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Accrued Interest. The carrying amounts of accrued interest approximate their fair value.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair values of these instruments were deemed immaterial at December 31, 2012 and 2011.

The estimated fair values of the Bank’s financial instruments at December 31, 2012 and 2011 are as follows (in thousands):

		Fair Value Measurements at December 31, 2011 Using
		(in thousands)
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
Financial assets:
Cash and cash equivalents	$12,761	$12,761	$—	$—
Securities available for sale	118,629	43,083	75,546	—
Loans	579,284	—	576,661	—
Loans held for sale	48,136	—	48,136	—
Federal Home Loan Bank stock	2,352	—	2,352	—
Federal Reserve Bank stock	1,751	—	1,751	—
Accrued interest receivable	2,368	2,368	—	—
Bank owned life insurance	5,178	5,178	—	—
Financial liabilities:				—
Deposits	660,138	—	660,835	—
Federal funds purchased	13,000	—	13,000	—
FHLB advances	33,000	—	34,016	—
Securities sold under agreements to repurchase	1,600	—	1,600	—
Accrued interest payable	227	—	227	—

	December 31,
	2011
	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$10,430	$10,430
Securities available for sale	98,821	98,821
Loans	434,294	441,362
Loans held for sale	16,861	16,861
Federal Home Loan Bank stock	1,614	1,614
Federal Reserve Bank stock	1,749	1,749
Accrued interest receivable	2,202	2,202
Bank owned life insurance	3,762	3,762

Financial liabilities:
Deposits	491,713	493,117
FHLB advances	18,000	18,642
Securities sold under agreements to repurchase	1,750	1,750
Accrued interest payable	258	258

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 17. Business Segments

The Bank operates three principal business segments: Retail Banking, Mortgage Banking and Indirect Lending. Revenues from Retail Banking operations consist primarily of interest earned on loans and investment securities and service charges on deposit accounts. Mortgage Banking operating revenues consist principally of gains on sales of loans in the secondary market, loan origination fee income and interest earned on mortgage loans held for sale. Revenues from Indirect Lending consist primarily of interest earned on automobile retail installment sales contracts. Operating expenses for the Mortgage Banking and Indirect Lending segments consist largely of direct expenses only while the majority of the Bank’s operating expenses and income tax expense is shown in the Retail Banking segment (in thousands).

	Year Ended December 31, 2011
	Retail	Mortgage	Indirect
	Banking	Banking	Lending	Combined
Revenues:
Interest income	$27,308	$929	$2,577	$30,814
Gains on sales of loans	303	10,725	—	11,028
Other noninterest income	2,440	1,044	129	3,613
Total operating income	30,051	12,698	2,706	45,455
Expenses:
Provision for loan losses	3,063	—	347	3,410
Interest expense	5,122	218	807	6,147
Salaries and employee benefits	7,302	6,161	184	13,647
Other noninterest expenses	7,370	3,300	310	10,980
Total operating expenses	22,857	9,679	1,648	34,184
Income tax expense	3,625	—	—	3,625
Net income	$3,569	$3,019	$1,058	$7,646
Total assets	$624,475	$52,104	$104,994	$781,573
Capital expenditures	$689	$75	$1	$765

	Year Ended December 31, 2011
	Retail	Mortgage	Indirect
	Banking	Banking	Lending	Combined
Revenues:
Interest income	$23,012	$630	$2,498	$26,140
Gains on sales of loans	—	5,264	—	5,264
Other noninterest income	1,124	678	75	1,877
Total operating income	24,136	6,572	2,573	33,281
Expenses:
Provision for loan losses	1,824	—	213	2,037
Interest expense	5,869	191	835	6,895
Salaries and employee benefits	5,892	3,658	436	9,986
Other noninterest expenses	4,803	1,539	282	6,624
Total operating expenses	18,388	5,388	1,766	25,542
Income tax expense	2,601	—	—	2,601
Net income	$3,147	$1,184	$807	$5,138
Total assets	$491,220	$19,031	$67,836	$578,087
Capital expenditures	$1,181	$58	$172	$1,411

VIRGINIA HERITAGE BANK

Notes to Financial Statements
At December 31, 2012 and 2011 and for the Years Ended December 31, 2012 and 2011

Note 18. Participation in the Small Business Lending Fund of the U.S. Treasury Department

On June 30, 2011, the Bank entered into a Securities Purchase Agreement with the Secretary of the Treasury, pursuant to which the Bank issued and sold to the Treasury 15,300 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, for aggregate proceeds of $15.3 million. The issuance was pursuant to the Treasury’s Small Business Lending Fund program, a $30 billion fund established under the Small Business Jobs Act of 2010, which encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. The Series A Preferred Stock is entitled to receive non-cumulative dividends payable quarterly on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate, which is calculated on the aggregate Liquidation Amount, has been initially set at 1% per annum based upon the current level of “Qualified Small Business Lending” (“QSBL”) by the Bank. The dividend rate for future dividend periods will be set based upon the percentage change in qualified lending between each dividend period and the baseline QSBL level established at the time the Agreement was entered into. Such dividend rate may vary from 1% per annum to 5% per annum for the second through tenth dividend periods and from 1% per annum to 7% per annum for the eleventh through the first half of the nineteenth dividend periods. If the Series A Preferred Stock remains outstanding for more than four-and-one-half years, the dividend rate will be fixed at 9%. Prior to that time, in general, the dividend rate decreases as the level of the Bank’s QSBL increases. Such dividends are not cumulative, but the Bank may only declare and pay dividends on its common stock (or any other equity securities junior to the Series A Preferred Stock) if it has declared and paid dividends for the current dividend period on the Series A Preferred Stock, and will be subject to other restrictions on its ability to repurchase or redeem other securities.

As more completely described in the Articles of Amendment, holders of the Series A Preferred Stock have the right to vote as a separate class on certain matters relating to the rights of holders of Series A Preferred Stock and on certain corporate transactions. Except with respect to such matters, the Series A Preferred Stock does not have voting rights.

The Bank may redeem the shares of Series A Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the Liquidation Amount per share and the per-share amount of any unpaid dividends for the then-current period, subject to any required prior approval by the Bank’s primary federal banking regulator.

Note 19. Subsequent Events

The Bank evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

Based on the evaluation, the Bank did not identify any recognized or non-recognized subsequent events that would have required adjustment to or disclose in the financial statements as of March 27, 2013.